Exhibit 99.1

BTCS Clarifies its Staking Operations In Response to the Recent SEC Complaint Against Kraken

Silver Spring, MD – (Globe Newswire – February 10, 2023) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, clarified today how StakeSeeker, its non-custodial staking-as-a-service platform, differs from other industry staking programs.

On February 9, 2023, the Securities and Exchange Commission (“SEC”) charged Kraken with failing to register the offer and sale of their crypto asset staking-as-a-service program, whereby investors transfer crypto assets to Kraken for staking in exchange for advertised annual investment returns of as much as 21 percent. BTCS’s non-custodial staking-as-a-service platform, StakeSeeker, differs from Kraken’s custodial model in several key material ways.

The current test to determine if an offering is a security is the Howey test, which can be summarized as an investment of money in a common enterprise with the expectation of profits solely from the efforts of others.

Kraken’s custodial model:

Key Howey Test Components:

1.	They take control of your crypto assets
2.	They pool your crypto assets with others (common enterprise)
3.	There is an expectation of profit from their efforts

Other key factors:

1.	They determine the annual percentage return (“APR”) and have right to change at their discretion
2.	They offer instant rewards and instant unstaking
3.	Customers earn passive rewards
4.	Fees are located in Terms of Service documents
5.	They need stringent cybersecurity measures
6.	They claim high annual returns

BTCS’s non-custodial StakeSeeker model:

Key Howey Test Components:

1.	We do not take control of your crypto assets or crypto rewards
2.	Since we don’t have control of your crypto assets, we can’t pool them
3.	While there is an expectation of profit, we believe our work is ministerial in nature

Other key factors:

1.	The respective blockchains determine both the APR and directly pay the crypto asset rewards to the delegator, not us
2.	Both the reward frequency and unstaking is determined by the respective blockchain protocol
3.	We don’t have customers; delegators are active and participate in a respective blockchain consensus mechanism by staking their crypto assets
4.	Our fees are publicly available both on our website and broadcast to the respective blockchain protocols
5.	While we have strong cybersecurity measures in place, we don’t have control over your crypto assets and you are depending on the security of the respective blockchain to keep your crypto assets secure
6.	We clearly disclose that StakeSeeker returns are estimated based on reported network data.

“SEC Commissioner Gary Gensler clearly stated in his video tweet, “Not your Keys, Not your Crypto”, and we couldn’t agree more,” stated Charles Allen, BTCS’s CEO. “When you stake with us, you are not an investor in our platform. You are a delegator to our nodes. If we go bankrupt, you do not get in line because we don’t have your crypto assets, you unstake them and move on,” continued Allen. We encourage investors to watch Commissioner Gensler’s video tweet.

“As the oldest public company in the crypto and blockchain sector, we’ve learned many lessons over the years. For example, we once held crypto at Mt. Gox but luckily withdrew it prior to its implosion. We learned from that near miss in 2014 and keep minimal crypto at exchanges,” said Charles Allen. In light of FTX, it’s time to get educated and take control of your crypto assets. Your keys, your crypto. When you stake with us, you are participating in a blockchain’s consensus mechanism, and you do not transfer ownership of your crypto assets to us.

In light of recent failures such as FTX, Blockfi, and Celsius we encourage investors and crypto enthusiasts alike to learn about the value proposition of our non-custodial staking model. Your keys, your crypto, stake (not steak) with us.

Many investors ask why we don’t offer staking for Ethereum, and the reason is simple. It’s a proof-of-stake blockchain, not a delegated proof-of-stake blockchain, and in our opinion, there isn’t currently a clear path to offer Ethereum staking without inadvertently creating a security. While we believe our non-custodial staking does not create securities, we can provide no assurances that either the SEC or other regulatory authorities will agree.

What is StakeSeeker?

StakeSeeker is a leading crypto dashboard that offers a unique solution for crypto holders to manage and grow their digital assets. StakeSeeker sets itself apart by solving the common problem of central tracking for crypto holdings stored on various exchanges and digital wallets, providing crypto holders with an improved user experience and the ability to easily track and analyze the performance of their entire portfolio. The platform combines innovative portfolio analytics and a simplified staking process, all in one place. With StakeSeeker, crypto holders can earn rewards by staking through the non-custodial Stake Hub and evaluate their portfolios across multiple exchanges and wallets with ease. The platform was developed to empower crypto holders, to self-custody their crypto, and to better understand and grow their digital asset holdings through a secure platform.

For more details on StakeSeeker and the value it creates for crypto holders, please visit https://stakeseeker.com/.

About BTCS:

BTCS Inc. is a Nasdaq listed company operating in the blockchain technology space since 2014 and is one of the first U.S. publicly traded companies with a primary focus on blockchain infrastructure and staking. BTCS secures and operates validator nodes on disruptive next-generation blockchain networks that power Web 3, earning native token rewards by staking our proof-of-stake digital assets. “StakeSeeker” is BTCS’ newly introduced proprietary Cryptocurrency Dashboard and Staking-as-a-Service platform, developed to empower users to better understand and grow their crypto holdings with innovative portfolio analytics and a non-custodial process to earn staking rewards on digital asset holdings. Users can easily link and monitor their cryptocurrency portfolios across exchanges, wallets, validator nodes, and other sources; and have access to a suite of data analytic tools such as performance and reward tracking. StakeSeeker’s Staking Hub allows users to earn rewards by participating in network consensus mechanisms by staking and delegating their cryptocurrencies to company-operated validator nodes for a growing number of supported blockchains. As a non-custodial validator operator, BTCS will receive a percentage of token holders staking rewards generated as a validator node fee, creating the potential opportunity for a highly scalable business with limited additional costs. For more information visit: www.btcs.com.

Investor Relations:

ir@btcs.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com